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Integrated Technology USA, Inc.                                     Exhibit 11.1
Earnings per share

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
                                 Period           Days          Shares        Weighted     Weighted       Net         Net
                              Outstanding      Outstanding    Outstanding      Shares       Average      income     Income
                              -----------      -----------    -----------      ------       Shares       ------   Per Share
                                                                                            ------                ---------
Three Months Ended
March 31, 1998

Balance at 1/1/98             1/1/98-3/31/98       90          6,058,670    545,280,300   6,058,670

Exercise of Stock Options     2/5/98-3/31/98       55             33,321      1,832,655      20,363

Exercise of Bridge Warrants   3/31/98-3/31/98       1              8,334          8,334          93
Warrants

                                                               6,100,325                  6,079,126      46,601       0.01
                                                               ---------                  ---------
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